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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, the CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan and the CV Therapeutics, Inc. Employee Stock Purchase Plan of our report dated February 13, 2002 with respect to the consolidated financial statements of CV Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
August 14, 2002

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  EXHIBIT 23.2